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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                October 25, 2002
                                 Date of Report
                        (Date of earliest event reported)

                          SORRENTO NETWORKS CORPORATION
               (Exact name of Registrant as specified in charter)

                                   NEW JERSEY
                 (State or other jurisdiction of incorporation)

       0-15810                                    22-2367234
(Commission File No.)                 (IRS Employer Identification Number)

                               9990 Mesa Rim Road
                           San Diego, California 92121
                     (Address of Principal Executive Office)

                                 (858) 558-3960
              (Registrant's telephone number, including area code)












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ITEM 5.  OTHER EVENTS

      Effective as of October 28, 2002, Sorrento Networks Corporation (the "Company") will implement a one-for-twenty reverse split of the Company's outstanding shares of common stock. Pursuant to a resolution of the Board of Directors effective as of October 24, 2002, the directors of the Company approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split. The Company will implement the reverse stock split at the ratio of one-for-twenty, reducing the number of shares of common stock outstanding from approximately 17.7 million to approximately 885,000. No fractional shares will be issued in connection with the reverse stock split. In lieu of fractional shares, stockholders will receive a cash payment based on the market price, after adjustment for the effect of the stock combination, of the Company's common stock on the effective date of the stock combination. The par value of the common stock will change to $6.00 per share and the number of authorized shares will decrease from 150 million to 7.5 million shares of common stock. The reverse stock split also affects options, warrants and other securities convertible into or exchangeable for shares of the Company's common stock that were issued and outstanding immediately prior to the effective time of the stock combination.

         Beginning on Monday, October 28, 2002, the Company's common stock will trade under the split adjustment with the interim ticker symbol "FIBRD." After 20 trading days, the Company expects that its ticker symbol will revert back to "FIBR."

         The Company's transfer agent, American Stock Transfer & Trust Company, will mail instructions to stockholders of record regarding the exchange of certificates representing shares of common stock.

         A copy of the Certificate of Amendment to the Company's Certificate of Incorporation, as amended, effecting the stock combination is attached hereto as
Exhibit 4.1.

Exhibit  Description

4.1 Certificate of Amendment to the Company's Certificate of Incorporation, as amended, dated October 25, 2002.

99.1     Press release dated October 25, 2002.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          SORRENTO NETWORKS CORPORATION

DATE:      October 25, 2002        By: /s/ Joe R. Armstrong
                                       -----------------------------------------
                                       Joe R. Armstrong, Chief Financial Officer